EXHIBIT 99.1

CDW Reports First Quarter 2016 Results

Achieves Record First Quarter Net Sales and Non-GAAP Net Income Per Diluted Share; Increases Share Repurchase Program by $750 Million and Declares Cash Dividend

(Dollars in millions, except per share amounts)	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	% Chg.
Net Sales	$3,116.7	$2,755.2	13.1
Gross Profit	524.5	456.5	14.9
Net Income	77.8	54.7	42.2
Net Income per Diluted Share	$0.46	$0.32	46.0
Non-GAAP Net Income per Diluted Share[1]	$0.67	$0.56	18.5
Adjusted EBITDA[1]	$232.7	$210.8	10.4
[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., May 04, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced first quarter 2016 results, a cash dividend to be paid in June 2016, and the authorization of a $750 million increase to the share repurchase program for the Company's common stock.

"First quarter results highlight the strength of our strategy and reinforce the power of our business model as we delivered solid topline growth and excellent profitability while continuing to invest in our future," said Thomas E. Richards, chairman and chief executive officer of CDW. "This performance reinforces our confidence in our capital allocation priorities, including today's dividend announcement and authorization of an additional $750 million in share repurchases."

"Strong operating results were amplified by lower interest expense, contribution from our 2015 acquisition of UK solutions provider, Kelway, and share repurchases with non-GAAP earnings per share increasing 19 percent," said Ann E. Ziegler, CDW's chief financial officer. "We expect ongoing share repurchases and incremental earnings from our UK operation to continue to amplify operating earnings growth and enable us to meet our medium-term annual target of low double-digit non-GAAP net income per share growth in 2016."

“We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points on an organic, constant currency basis in 2016. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.1075 per share will be paid on June 10, 2016 to all stockholders of record as of the close of business on May 25, 2016.

First Quarter of 2016 Highlights:

Total net sales in the first quarter of 2016 were $3,117 million, compared to $2,755 million in the first quarter of 2015, an increase of 13.1 percent. Average daily sales in the first quarter of 2016 were $49 million, compared to $44 million in the first quarter of 2015 representing an 11.4 percent increase. There were 64 selling days in the first quarter of 2016 versus 63 selling days in the same quarter of 2015. On an average daily sales basis, organic net sales growth, which excludes the results of CDW UK (previously known as Kelway), was 3.1 percent. Average daily organic net sales growth on a constant currency basis versus first quarter 2015 was 3.5 percent, reflecting unfavorable foreign currency translation in CDW Canada's business. Prior to January 1, 2016, CDW Advanced Services was included in "Other" for financial reporting purposes. Effective January 1, 2016, CDW Advanced Services is included in our Corporate and Public segments, and prior periods presented have been recast to reflect this change. First quarter performance included:

  Total Corporate segment net sales in the first quarter of 2016 were $1,692 million, 5.1 percent higher than the first quarter of 2015. Corporate average daily sales were 3.4 percent higher in the first quarter of 2016, as compared to the first quarter of 2015. Corporate results on an average daily sales basis reflected a 3.5 percent increase to Medium and Large customers and a 3.2 percent increase to Small Business customers.

  Total Public segment net sales in the first quarter of 2016 were $1,069 million, 5.1 percent higher than the first quarter of 2015. Public average daily sales were 3.5 percent higher in the first quarter of 2016, as compared to the first quarter of 2015. Public results on an average daily sales basis were led by an increase of 13.7 percent to Government customers, partially offset by a 2.8 percent decline in Education sales. Healthcare sales increased 1.3 percent.

  Net sales for CDW Canada and CDW UK, combined as “Other” for financial reporting purposes, were $355 million in the first quarter of 2016, $227 million higher than the first quarter of 2015. US dollar-denominated CDW Canada sales declined low single digits, while CDW Canada sales in local currency increased mid-single digits. Net sales generated by CDW UK during the quarter were $232 million. "Other" average daily sales in the first quarter of 2016 were $6 million, compared to $2 million in the first quarter of 2015, driven by the inclusion of CDW UK net sales in the first quarter of 2016.

Gross profit for the first quarter of 2016 was $524 million, compared to $456 million in the first quarter of 2015, representing an increase of 14.9 percent. Gross profit margin was 16.8 percent for the first quarter of 2016 versus 16.6 percent for the same period in 2015, primarily due to an increased mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, and higher vendor partner funding, which more than offset declines in product margins.

Total selling and administrative expenses and advertising expense were $363 million in the first quarter of 2016, compared to $305 million in the first quarter of 2015, representing an increase of 19.2 percent. This increase was primarily driven by the inclusion of CDW UK expenses, higher coworker count, as well as higher marketing and advertising investment. Including CDW UK, coworker count was 8,624 as of March 31, 2016, compared to 7,254 as of March 31, 2015.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, certain debt refinancing costs and certain other items, was $233 million in the first quarter of 2016, compared to $211 million in the first quarter of 2015, representing an increase of 10.4 percent. First quarter of 2016 Adjusted EBITDA margin was 7.5 percent, versus 7.7 percent for the first quarter of 2015.

Interest expense decreased by $7 million to $38 million for the three months ended March 31, 2016, compared to $45 million for the comparable period in 2015, reflecting a lower average interest rate. Long-term debt, net of cash and including current maturities of long-term debt, was $3,004 million as of March 31, 2016, $271 million higher than March 31, 2015, reflecting cash paid and debt consolidation as part of the acquisition of CDW UK.

The effective tax rate for the first quarter of 2016 was 37.2 percent, which resulted in a tax expense of $46 million, compared to a 37.1 percent tax rate and tax expense of $32 million in the first quarter of 2015.

Net income was $78 million in the first quarter of 2016, compared to $55 million in the first quarter of 2015. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses, certain debt refinancing costs and certain other costs, was $113 million in the first quarter of 2016, compared to $98 million in the first quarter of 2015, representing an increase of 15.5 percent.

Weighted average diluted shares outstanding were 169 million for the first quarter of 2016, compared to 173 million for the first quarter of 2015. The Company repurchased a total of 3 million shares for $118 million during the first quarter of 2016. Non-GAAP net income per diluted share for the quarter ended March 31, 2016 was $0.67, compared to $0.56 for the quarter ended March 31, 2015, representing an increase of 18.5 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share, Organic net sales growth (defined as net sales excluding the impact of acquisitions within the last twelve months) and Organic net sales growth on a constant currency basis (defined as organic net sales growth excluding the impact of foreign currency translation on organic sales compared to the prior period) are non-GAAP financial measures. The Company believes these measures provide helpful information with respect to the Company’s operating performance and cash flows, including the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the Company's ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the Company’s credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,600 coworkers. For the twelve months ended March 31, 2016, the company generated net sales of over $13 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, May 4, 2016 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Sari Macrie, CFA	Mary Viola
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015	% Change (i)

Net sales	$3,116.7	$2,755.2	13.1%
Cost of sales	2,592.2	2,298.7	12.8

Gross profit	524.5	456.5	14.9

Selling and administrative expenses	329.3	275.5	19.5
Advertising expense	34.2	29.4	16.4
Income from operations	161.0	151.6	6.2

Interest expense, net	(38.1)	(44.8)	(14.9)
Net loss on extinguishments of long-term debt	—	(24.3)	(100.0)
Other income (expense), net	1.0	4.5	(77.4)

Income before income taxes	123.9	87.0	42.4

Income tax expense	(46.1)	(32.3)	42.7

Net income	$77.8	$54.7	42.2%

Net income per common share:
Basic	$0.47	$0.32	46.3%
Diluted	$0.46	$0.32	46.0%

Weighted-average shares outstanding:
Basic	167.3	172.1
Diluted	168.9	173.5

(i)	There were 64 and 63 selling days for the three months ended March 31, 2016 and March 31, 2015, respectively. On an average daily sales basis, Net sales increased 11.4%

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis for the three months ended March 31, 2016 and 2015 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. EBITDA is defined as consolidated Net income before Interest expense, Income tax expense, Depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company's credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of the Company's Net sales. Organic net sales growth is calculated as net sales growth excluding the impact of acquisitions recorded within the last twelve months. Organic net sales growth on a constant currency basis is calculated as organic net sales growth excluding the impact of currency translation on organic net sales compared to the prior period. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth, and Organic net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The Company believes that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis provide helpful information with respect to the Company's operating performance and cash flows, including the Company's ability to meet its future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the Company's credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015	% Change

Net income	$77.8	$54.7
Amortization of intangibles (i)	47.5	40.3
Non-cash equity-based compensation	8.4	4.7
Net loss on extinguishments of long-term debt	—	24.3
Acquisition and integration expenses (ii)	1.6	0.3
Other adjustments (iii)	(3.1)	0.6
Aggregate adjustment for income taxes (iv)	(19.5)	(27.3)
Non-GAAP net income (v)	$112.7	$97.6	15.5%

GAAP net income per diluted share	$0.46	$0.32	46.0%
Non-GAAP net income per diluted share	$0.67	$0.56	18.5%
Shares used in computing GAAP and Non-GAAP net income per diluted share	168.9	173.5

(i)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)	Comprises expenses related to CDW UK.

(iii)	Primarily includes the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

(iv)	Based on a normalized effective tax rate of 36.0% and 39.0%, respectively. The decrease in the rate is primarily due to including the incremental impact of CDW UK and differing statutory tax rates in the US and the UK.

(v)	Includes the impact of consolidating three months for the quarter-ended March 31, 2016 of CDW UK's financial results.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	% of Net sales	2015	% of Net sales

Net income	$77.8		$54.7
Depreciation and amortization	64.0		52.5
Income tax expense	46.1		32.3
Interest expense, net	38.1		44.8
EBITDA	226.0	7.3%	184.3	6.7%
Adjustments:
Non-cash equity-based compensation	8.4		4.7
Net loss on extinguishment of long-term debt	—		24.3
Income from equity investments	(0.6)		(4.5)
Acquisition and integration expenses (i)	1.6		0.3
Other adjustments (ii)	(2.7)		1.7
Total adjustments	6.7		26.5
Adjusted EBITDA (iii)	$232.7	7.5%	$210.8	7.7%

(i)	Comprises expenses related to CDW UK.

(ii)	Primarily includes the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago and historical retention costs.

(iii)	Includes the impact of consolidating three months for the quarter-ended March 31, 2016 of CDW UK's financial results.

CDW CORPORATION AND SUBSIDIARIES
ORGANIC NET SALES GROWTH AND ORGANIC NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015	% Change	Average Daily % Change(i)
Net sales, as reported	$3,116.7	$2,755.2	13.1%	11.4%
Impact of acquisition (ii)	(232.1)	—
Organic net sales	$2,884.6	$2,755.2	4.7%	3.1%
Foreign currency translation (iii)	—	(11.7)
Organic net sales, on a constant currency basis	$2,884.6	$2,743.5	5.1%	3.5%

(i)	There were 64 and 63 selling days for the three months ended March 31, 2016 and 2015, respectively.

(ii)	Represents three months for the quarter-ended March 31, 2016 of CDW UK's financial results.

(iii)	Represents the effect of translating the prior year results of CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Assets

Current assets:
Cash and cash equivalents	$248.2	$37.6	$447.4
Accounts receivable, net of allowance for doubtful accounts of $5.9, $6.0 and $5.7, respectively	1,780.2	2,017.4	1,448.9
Merchandise inventory	460.4	393.1	357.0
Miscellaneous receivables	212.7	198.4	174.1
Prepaid expenses and other	114.8	144.3	58.5
Total current assets	2,816.3	2,790.8	2,485.9

Property and equipment, net	168.4	175.4	135.1
Equity investments	—	—	86.7
Goodwill	2,495.2	2,500.4	2,215.2
Other intangible assets, net	1,225.4	1,276.4	1,128.8
Other assets(i)	12.6	12.3	11.0
Total assets	$6,717.9	$6,755.3	$6,062.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$958.6	$866.5	$695.1
Accounts payable - inventory financing	372.9	439.6	289.8
Current maturities of long-term debt	26.9	27.2	15.4
Accrued expenses and other liabilities	585.0	554.0	425.3
Total current liabilities	1,943.4	1,887.3	1,425.6

Long-term liabilities:
Debt(i)	3,225.0	3,232.5	3,164.9
Deferred income taxes(ii)	448.5	469.6	450.0
Other liabilities	61.1	70.0	46.7
Total long-term liabilities	3,734.6	3,772.1	3,661.6

Total stockholders’ equity	1,039.9	1,095.9	975.5
Total liabilities and stockholders’ equity	$6,717.9	$6,755.3	$6,062.7

(i)	As a result of the adoption of Accounting Standards Update (ASU) 2015-03 during the second quarter of 2015, the March 31, 2015 Consolidated Balance Sheet has been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the Consolidated Balance Sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retrospectively adjusted the deferred financing costs and long-term debt liability presented in the March 31, 2015 Consolidated Balance Sheet to align it to the current period presentation.

(ii)	In the first quarter of 2016, the Company elected to early adopt ASU 2015-17 on a prospective basis. Under the ASU, all deferred taxes are required to be presented as noncurrent on the Consolidated Balance Sheet. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015	% Change	Average Daily % Change(i)
Corporate:
Medium / Large	$1,410.7	$1,341.9	5.1%	3.5%
Small Business	281.6	268.5	4.9	3.2
Total Corporate (ii)	$1,692.3	$1,610.4	5.1%	3.4%

Public:
Government	$339.9	$294.2	15.5%	13.7%
Education	341.0	345.4	(1.3)	(2.8)
Healthcare	388.5	377.6	2.9	1.3
Total Public(ii)	$1,069.4	$1,017.2	5.1%	3.5%

Other(ii)	$355.0	$127.6	178.1%	173.7%

Total Net Sales	$3,116.7	$2,755.2	13.1%	11.4%

(i)	There were 64 and 63 selling days for the three months ended March 31, 2016 and 2015, respectively.

(ii)	Effective January 1, 2016, the CDW Advanced Services business is included in our Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015

Debt and Revolver Availability
Cash and cash equivalents	$248.2	$37.6	$447.4
Total debt (i)	3,251.9	3,259.7	3,180.3
Senior secured debt	1,577.6	1,586.6	1,509.7
Outstanding borrowings under Revolver	—	—	—
Borrowing base under ABL Revolver (ii)	1,333.6	1,423.1	1,224.9
Revolver availability (iii)	979.5	916.8	942.7
Cash plus Revolver availability (iii)	1,227.7	954.4	1,390.1
Total net leverage ratio (iv)	2.8	3.0	3.0

Working Capital
Days of sales outstanding (DSO) (v)	49	48	45
Days of supply in inventory (DIO) (v)	14	13	13
Days of purchases outstanding (DPO) (v)	(43)	(40)	(37)
Cash conversion cycle (v)	20	21	21

(i)	As a result of the adoption of ASU 2015-03 during the second quarter of 2015, total debt outstanding as of March 31, 2015 has been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the Consolidated Balance Sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows companies to present deferred financing costs for line-of-credit arrangements as an asset. The Company retrospectively adjusted the deferred financing costs and long-term debt liability presented as of March 31, 2015 to align it to the current period presentation.

(ii)	Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(iii)	Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million availability.

(iv)	Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement. The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of CDW UK's results on a pro forma basis.

(v)	Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities	$427.6	$177.8

Capital expenditures	(11.0)	(10.0)
Other cash flows from investing activities	—	(0.5)
Cash flows from investing activities	(11.0)	(10.5)

Net change in accounts payable - inventory financing	(66.5)	(42.3)
Other cash flows from financing activities	(139.9)	(20.4)
Cash flows from financing activities	(206.4)	(62.7)

Effect of exchange rate changes on cash and cash equivalents	0.4	(1.7)
Net increase in cash and cash equivalents	210.6	102.9
Cash and cash equivalents - beginning of period	37.6	344.5
Cash and cash equivalents - end of period	$248.2	$447.4

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(44.1)	$(53.1)
Cash paid for income taxes, net	$(6.8)	$(4.3)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)
(dollars in millions)
(unaudited)

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,313.9	$1,341.9	$1,492.1	$1,521.3	$1,458.9	$1,490.6	$1,493.4	$1,521.5	$5,758.2	$5,875.3
Small Business	260.1	268.5	269.3	277.3	265.6	274.1	263.2	273.1	1,058.2	1,093.0
Total Corporate	$1,574.0	$1,610.4	$1,761.4	$1,798.6	$1,724.5	$1,764.7	$1,756.6	$1,794.6	$6,816.4	$6,968.3

Public:
Government	$288.6	$294.2	$385.0	$390.8	$488.6	$493.9	$513.7	$522.0	$1,675.9	$1,700.9
Education	343.6	345.4	546.1	548.9	579.0	583.3	338.3	341.2	1,807.0	1,818.8
Healthcare	373.6	377.6	443.1	448.8	400.5	406.7	425.3	430.8	1,642.6	1,663.9
Total Public	$1,005.8	$1,017.2	$1,374.2	$1,388.5	$1,468.1	$1,483.9	$1,277.3	$1,294.0	$5,125.5	$5,183.6

Other	$175.4	$127.6	$178.4	$126.9	$308.5	$252.5	$384.5	$329.8	$1,046.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

	Q1 2014		Q2 2014		Q3 2014		Q4 2014		Full Year 2014 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,274.8	$1,296.4	$1,395.4	$1,417.7	$1,374.8	$1,396.6	$1,440.3	$1,467.6	$5,485.4	$5,578.3
Small Business	230.8	239.8	260.8	270.0	247.9	256.9	250.7	259.0	990.1	1,025.7
Total Corporate	$1,505.6	$1,536.2	$1,656.2	$1,687.7	$1,622.7	$1,653.5	$1,691.0	$1,726.6	$6,475.5	$6,604.0

Public:
Government	$254.2	$259.5	$313.1	$319.5	$441.3	$449.4	$440.8	$447.5	$1,449.4	$1,475.9
Education	321.6	323.8	527.0	529.9	632.8	639.0	342.6	346.0	1,824.0	1,838.7
Healthcare	394.1	398.7	431.5	435.8	394.7	398.7	385.7	390.5	1,606.0	1,623.7
Total Public	$969.9	$982.0	$1,271.6	$1,285.2	$1,468.8	$1,487.1	$1,169.1	$1,184.0	$4,879.4	$4,938.3

Other	$176.8	$134.1	$178.2	$133.1	$174.6	$125.5	$190.0	$139.5	$719.6	$532.2

Total Net Sales	$2,652.3	$2,652.3	$3,106.0	$3,106.0	$3,266.1	$3,266.1	$3,050.1	$3,050.1	$12,074.5	$12,074.5

(i)	Effective January 1, 2016, the CDW Advanced Services business is included in our Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

(ii)	May not crossfoot due to immaterial rounding.